UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2016

THE MADISON SQUARE GARDEN COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-36900	47-3373056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two Penn Plaza New York, NY		10121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 465-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 16, 2016, The Madison Square Garden Company (the “Company”) entered into an employment agreement with James L. Dolan. The employment agreement provides for Mr. Dolan’s continued employment as the Executive Chairman of the Company.

Pursuant to the employment agreement, which is effective as of July 1, 2016, Mr. Dolan receives an annual base salary of not less than $1,000,000. He is eligible to participate in the Company’s discretionary annual bonus program with an annual target bonus opportunity equal to not less than 200% of his base salary. Bonus payments are based on actual salary paid during the year for which they are awarded. Mr. Dolan is eligible for our standard benefits program. He is also eligible, subject to his continued employment by the Company and actual grant by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), to participate in such long-term incentive programs that are made available in the future to similarly situated executives at the Company, with an aggregate target value of not less than $7,500,000. Any such awards are subject to actual grant by the Compensation Committee, and are pursuant to the applicable plan document and the terms and conditions established by the Compensation Committee in its sole discretion.

If, on or prior to December 31, 2019, Mr. Dolan’s employment is either involuntarily terminated by the Company for any reason other than “cause” (as defined in the agreement), or is terminated by Mr. Dolan for “good reason” (as defined in the agreement) and cause does not then exist (a “Qualifying Termination”), the Company is obligated to provide him with the following benefits and rights: (a) a severance payment in an amount determined at the discretion of the Company, but in no event less than two times the sum of Mr. Dolan’s annual base salary and annual target bonus, (b) any unpaid annual bonus for the fiscal year prior to the fiscal year in which such termination occurred and a prorated annual bonus for the fiscal year in which such termination occurred, (c) each of Mr. Dolan’s outstanding unvested long-term cash awards will immediately vest in full and will be payable to Mr. Dolan to the same extent that other similarly situated active executives receive payment, (d) all of the time-based restrictions on each of Mr. Dolan’s outstanding unvested shares of restricted stock or restricted stock units (including restricted stock units subject to performance criteria) will immediately be eliminated and such restricted stock and restricted stock units will be payable or deliverable to Mr. Dolan subject to satisfaction of any applicable performance criteria, and (e) each of Mr. Dolan’s outstanding unvested stock options and stock appreciation awards will immediately vest. If there is a Qualifying Termination, or if Mr. Dolan’s employment is terminated due to his death or disability, after December 31, 2019, the Company is obligated to provide Mr. Dolan with the benefits and rights set forth in clauses (c), (d) and (e) above. Payment of any such amounts described in this paragraph is subject to Mr. Dolan’s execution of a severance agreement including a release of claims in favor of the Company and its affiliates.

The employment agreement recognizes that Mr. Dolan will be employed by MSG Networks Inc. (“MSG Networks”) during his employment with the Company. If Mr. Dolan’s employment with MSG Networks is terminated without “cause” or for “good reason” (as those terms are defined in Mr. Dolan’s employment agreement with MSG Networks) prior to December 31, 2019, and while Mr. Dolan remains employed by the Company, then the Compensation Committee may either (1) increase Mr. Dolan’s target annual compensation (consisting of his annual base salary, target annual bonus percentage and minimum annual target long-term incentive value) to equal the aggregate target annual compensation to which Mr. Dolan was entitled from the Company and from MSG Networks at the time of such MSG Networks termination, or (2) elect not to increase Mr. Dolan’s target annual compensation, in which case Mr. Dolan will have “good reason” to resign his employment within 20 days following the Compensation Committee’s election, and receive the MSG Networks Severance Amount (as defined below) in addition to the severance payments and benefits described in the preceding paragraph. If the Compensation Committee elects to increase Mr. Dolan’s compensation pursuant to clause (1) above, then his target annual compensation may be increased up to a maximum annual base salary of $2,000,000, annual bonus opportunity of 200% of base salary and annual target long-term incentive of $13,500,000. We refer to the amount of this increase as the “incremental compensation.” Mr. Dolan will not receive a cash severance payment from MSG Networks (the “MSG Networks Severance Amount”) on such a termination, which amount will instead be paid by MSG Networks to the Company. Additionally, if, following an MSG Networks termination, Mr. Dolan’s employment with the Company is terminated after December 31, 2019, without cause, for good reason or due to death or disability, then Mr. Dolan will be entitled to an additional severance payment from the Company equal to the MSG Networks Severance Amount less the aggregate incremental compensation paid or awarded to Mr. Dolan by the Company after the MSG Networks termination. The employment agreement also provides that certain actions and circumstances arising from or relating to Mr. Dolan’s dual employment with MSG Networks will not be deemed to be a breach of his obligations under the employment agreement or to constitute cause.

The employment agreement contains certain covenants by Mr. Dolan, including a noncompetition agreement that restricts Mr. Dolan’s ability to engage in competitive activities until the first anniversary of a termination of his employment with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MADISON SQUARE GARDEN COMPANY (Registrant)

By:	/s/ Lawrence J. Burian
	Name:	Lawrence J. Burian
	Title:	Executive Vice President, General Counsel and Secretary

Dated: September 16, 2016